EXHIBIT 99.1
Altra Industrial Motion, Inc. Announces Optional Redemption of
11 1/4% Senior Notes due 2013
Quincy, MA — January 26, 2007
Altra Industrial Motion, Inc. today announced that it will redeem on February 27, 2007 (the “Redemption Date”) £11,550,000 aggregate principal amount of its outstanding 11 1/4% Senior Notes due 2013 (the “Notes”), representing 35% of the issued and outstanding Notes, at a redemption price of 111.25% of the principal amount of the Notes, plus accrued and unpaid interest to (but not including) the Redemption Date, using the proceeds from an equity offering consummated by Altra Holdings, Inc. on December 20, 2006.
A notice of redemption containing information required by the terms of the indenture governing the Notes will be mailed to noteholders. The address of the paying agent for purposes of surrendering Notes in connection with the redemption is:
BY REGISTERED OR CERTIFIED MAIL, OVERNIGHT DELIVERY, OR HAND DELIVERY:

The Bank of New York
Lower Ground Floor
30 Cannon Street
London EC4M 6XH
Attn: Amanda Smith
OR
The Bank of New York (Luxembourg) S.A.
Aerogolf Centre
1A, Hoehenhof
L-1736 Senningerberg
Grand Duchy of Luxembourg

Altra Industrial Motion, Inc. is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands are Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics and Huco Dynatork.
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
Phone: (617) 689-6380
Email: david.wall@altramotion.com